UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2024

FS Credit Real Estate Income Trust, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	000-56163	81-4446064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2024, the Board increased the size of the Board by one and appointed William P. Hankowsky as a new director, effective as of the same date. Mr. Hankowsky serves as an independent director and was appointed to serve for a term expiring at the Company’s 2025 annual meeting of stockholders.

Mr. Hankowsky has not been elected to serve as a member of the Board pursuant to any agreement or understanding with the Company or any other person and does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Hankowsky will receive compensation for his service as an independent director in accordance with the Company’s independent director compensation plan.

Set forth below is Mr. Hankowsky’s biographical information:

William P. Hankowsky, age 73, has been a member of the Company’s board of directors since May 2024. Since 2020, Mr. Hankowsky has served as Senior Advisor to Alterra Industrial Outdoor Storage and President of Wayne Avenue Enterprises. Since 2023, Mr. Hankowsky has served as an investment committee member of High Real Estate Group. Mr. Hankowsky served as Chairman, President and Chief Executive Officer of Liberty Property Trust (“Liberty”) until its acquisition by Prologis in February 2020 for $13 billion. He joined Liberty in 2001 as Chief Investment Officer, was named President in 2002 and was named Chief Executive Officer and Chairman in 2003. Prior to joining Liberty, Mr. Hankowsky served as President of the Philadelphia Industrial Development Corporation for 11 years. Mr. Hankowsky also served on the board of Essential Utilities (NYSE: WTRG) from 2004-2019. He also served as the City of Philadelphia’s Commerce Director where he worked on several noteworthy transactions, including the Pennsylvania Convention Center, the Wells Fargo Center, the Navy Base, and new stadiums for the Philadelphia Phillies and Eagles. Mr. Hankowsky also had work experience with the Reading Company, Amtrak, and the City of Camden, New Jersey. Mr. Hankowsky currently serves on the boards of Citizens Financial Group Inc. (NYSE:CFG), the Greater Philadelphia Chamber of Commerce, Delaware River Waterfront Corporation, Philadelphia Convention and Visitors Bureau, Philadelphia Shipyard Development Corporation, the Wetlands Institute, the Parkway Land Fund, the Pennsylvania Academy of Fine Arts and the Philadelphia Foundation. Mr. Hankowsky received his B.A. in Economics from Brown University. The Company’s board of directors has determined that Mr. Hankowsky should serve as a director in light of his leadership and real estate experience.

In connection with Mr. Hankowsky’s election to the Board, the Company expects to enter into an indemnification agreement (the “Indemnification Agreement”) with Mr. Hankowsky (the “Indemnitee”). The Company previously entered into substantially identical indemnification agreements with its other directors and officers. The Indemnification Agreement provides that, subject to certain limitations set forth therein, the Company will indemnify the Indemnitee to the fullest extent permitted by Maryland law and the Company’s charter, for amounts incurred as a result of the Indemnitee’s service in his role as a director or in other roles as the Company may require from time to time. The Indemnification Agreement further provides that, subject to the limitations set forth therein, the Company will advance all reasonable expenses to the Indemnitee in connection with proceedings covered by the Indemnification Agreement.

Subject to certain limitations set forth therein, the Indemnification Agreement places limitations on the indemnification of the Indemnitee to the extent the Indemnitee is found to have acted in bad faith or with active and deliberate dishonesty and such actions were material to the matter that caused the loss to the Company. The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee and certain proceedings involving separate defenses, counterclaims or other conflicts of interest, the Company has the right to defend the Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement.

The foregoing summary description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreement. The Company has filed a Form of Indemnification Agreement with its Registration Statement on Form S-11, filed June 6, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Credit Real Estate Income Trust, Inc.

Date: May 17, 2024	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President, Treasurer and Secretary